Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into, as of the Effective Date (as defined below), by and between MICHAEL COCHRANE (“Executive”) and PRGX GLOBAL, INC., a Georgia corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.    Executive is employed as the Senior Vice President and Chief Operating Officer - Global Audit Operations of Company pursuant to an employment agreement between Executive and Company effective as of April 24, 2014 (“Employment Agreement”).

B.    Executive and Company now mutually desire to provide for (i) the end of Executive’s employment and (ii) the termination of the Employment Agreement, effective as of the Effective Date.

C.    Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Termination of Employment. The Parties agree that (a) the Employment Agreement and Executive’s employment with Company shall terminate as of the Effective Date and (b) all benefits, privileges and authorities related to Executive’s employment with Company shall cease as of such date, except as otherwise specifically set forth in this Agreement.
2.    No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.
3.    Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment, Executive upon reasonable notice will make himself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company.
4.    Consideration; Effective Date.
(a)    In consideration for Executive’s agreement to terminate the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b), (c) and (d) below:

(i)    Pay severance to Executive in the form of salary continuation for the twelve (12) months immediately following the Effective Date (the period beginning on the day after the Effective Date and ending on the twelve (12)-month anniversary thereof) (the “Severance Period”). Such payments shall be made in accordance with Company’s standard pay practices in an amount equal to Fifteen thousand four hundred ninety-six and 15/100 dollars ($15,496.15) per bi-weekly pay period during the Severance Period, except that no payments shall be made during the period that begins immediately after the Effective Date and ends on the earlier of (A) Executive’s death or (B) six months after the Effective Date. The payments that would otherwise have been made in such period shall be accumulated and paid, without interest, in a lump sum on the first bi-weekly pay period after the end of such period.

(ii)    Continue after the Effective Date for the Severance Period any health care (medical, dental and vision) plan coverage, other than under a flexible spending account, provided to Executive and Executive’s spouse and dependents at the Effective Date, on a monthly or more frequent basis, on the same basis and at the same cost to Executive and Executive’s spouse and dependents as available to similarly-situated active employees and their spouses and dependents during such Severance Period, provided that such continued coverage is possible under the general terms and provisions of such plans and provided that such continued coverage shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company reasonably determines that maintaining such coverage for Executive or Executive’s spouse and dependents is not feasible under the terms and provisions of such plans (or where such coverage would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided.

(iii)    Vest in full, effective as of the Effective Date, all of Executive’s outstanding unvested restricted stock that would have vested based solely on the continued employment of Executive. All of Executive’s outstanding vested stock options shall remain outstanding until the earlier of (i) one year after the Effective Date or (ii) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of Executive’s employment). Additionally, Executive’s outstanding unvested performance-based restricted stock units that were granted as of May 29, 2018 (the “Unvested PBUs”) shall remain outstanding and be eligible to become vested and payable with respect to a Pro-Rata Portion (as defined therein) of the Unvested PBUs in accordance with the terms of such Unvested PBUs, notwithstanding termination of Executive’s employment.

(iv)    Payment of one year of outplacement services from BPI Group or an outplacement service provider of Executive's choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if Executive does not begin using such services within 60 days after the Effective Date.

(b)    If Executive signs this Agreement and returns it to Company no later than 5:00 p.m. (Eastern Time) on the date that is twenty-one (21) calendar days after the initial presentation of this Agreement to Executive, and Executive does not revoke the Agreement by 5:00 p.m. (Eastern Time) on the seventh day following the date Executive signed this Agreement, by providing written notification of the revocation to the General Counsel of Company at the offices of Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, then this Agreement will become effective on the day immediately following the day on which the seven (7)-day revocation period expires without Executive having revoked same (the “Effective Date”). Notwithstanding anything else contained in this Agreement to the contrary, no payments shall be made or benefits delivered under Section 4(a) of this Agreement unless Executive has signed and delivered the Agreement to Company within such time and the applicable revocation period has expired without Executive having elected to revoke the Agreement. Executive agrees and acknowledges that Executive would not be entitled to such consideration absent execution of this Agreement and expiration of the applicable revocation period without Executive having revoked the Agreement. If Executive fails to sign the Agreement and return it to Company no later than 5:00 p.m. (Eastern Time) on the date that is twenty-one (21) calendar days after the initial presentation of this Agreement to Executive, or having done so Executive revokes the Agreement by 5:00 p.m. (Eastern Time) on the seventh day following the date Executive signed this Agreement, this Agreement shall terminate and not become effective. Notwithstanding any other provision of this Agreement, Executive and Company may agree to additions, amendments or other modifications to the form of the Agreement presented initially to Executive, after the initial presentation and prior to Executive’s execution of same, and none of those additions, changes or other modifications, whether material or otherwise, will extend the twenty-one (21) calendar day-period after the initial presentation of this Agreement for Executive to consider the terms of this Agreement and sign and return the final Agreement to Company.

(c)    As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice or other procedural rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or his Employment Agreement, and Executive agrees not to pursue or claim any of such payments, benefits or rights.

(d)    Notwithstanding any other provision of this Agreement, if on or after the Effective Date Executive breaches any material term of this Agreement, including without limitation, Sections 8 and/or 10 below, Executive acknowledges and agrees that no further payments or benefits in Section 4(a) above shall be paid or provided, and Executive agrees to return to Company the gross amount (before tax withholdings) of all amounts paid previously to Executive under Section 4(a) above and to reimburse Company for the cost (before taxes) of any benefits provided previously to Executive under Section 4(a) above; provided, however, Executive shall still be entitled to receive or retain an amount equal to five thousand dollars ($5,000) as consideration in return for the Release and Covenant Not to Sue set forth in Section 5. The foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Company at law or in equity.

5.    Release and Covenant Not to Sue.
(a)    Claims Released by Executive. Executive hereby voluntarily and irrevocably waives and releases (and, if applicable, agrees to dismiss with prejudice and withdraw) all claims, charges, complaints, suits, demands or causes of action of any kind whatsoever (whether known or unknown), which Executive ever had, may have, or now has against Company (including its predecessors, successors, and any subsidiaries or affiliates and their respective past, present, or future agents, directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators and their respective benefit plans and related trusts (collectively, the “Releasees”)), arising from or relating to (directly or indirectly) Executive’s employment, the termination of Executive’s employment, or other events that have occurred as of the date of execution of this Agreement, including but not limited to:
(i)    claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Vietnam Era Veteran’s Readjustment Act of 1974, the Occupational Safety and Health Act, or the Employee Retirement Income Security Act;
(ii)    claims for violations of any other federal, state, or local statute, regulation, or ordinance or executive order;
(iii)    claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;
(iv)    claims to compensation under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar plan sponsored by Company; and
(v)    any other claims under federal, state or local law arising in tort or contract.
By referencing the laws above, Company does not admit to coverage of the Releasees under any of these laws. Executive represents that he has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 5 or any portion thereof or interest therein to any third party prior to the date this Agreement was executed.
(b)    Settlement, Accord, Satisfaction and Covenant Not to Sue. Executive acknowledges that this Agreement constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 5(a) as of the date of execution of this Agreement. Executive promises not to sue or file any complaint or claim against any of the Releasees in any court of law based on any alleged right, claim, act, or omission arising or occurring prior to the execution of this Agreement, whether known or unknown at the time of execution. Executive also agrees to waive the right to receive future monetary recovery directly from Company or the Releasees, including Company payments that result from any complaints or EEOC charges that Executive files with any governmental agency (including the Equal Employment Opportunity Commission) or that are filed on Executive’s behalf, but Executive understands that this Agreement does not impact his ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency.
(c)    Claims Not Released by Executive. Notwithstanding the foregoing, it is understood by the Parties that Executive is not releasing any claims that may arise under the terms of this Agreement or that may arise out of events occurring after the date Executive executes this Agreement or that may not be released as a matter of law, or any claims he has for liability coverage and/or costs of defense pursuant to liability insurance and/or indemnification rights for acts and omissions occurring during his employment with Company, including but not limited to any Directors & Officers and general liability insurance or indemnification rights. Finally, Executive is not releasing claims to any vested benefits that Executive already is entitled to receive under any of Company’s employee compensation or benefit plans, or any right Executive has to benefits under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(d)    Understanding and Voluntary Execution. Executive warrants and agrees that:
(i)    Executive has carefully read and fully understands all of the provisions of this Agreement, including the release;
(ii)    Executive has had the opportunity to review and consider this Agreement, including the release for a period of at least twenty-one (21) days before signing it and he shall have seven (7) days to revoke the Agreement including the release after signing it;
(iii)    Executive has had an opportunity to consult with an attorney of his choice as to the terms of this Agreement including the release before signing this Agreement;
(iv)    Executive knowingly and voluntarily agrees to all the terms set forth in this Agreement and intends to be legally bound by the same;
(v)    Executive is, through this Agreement, releasing Company and the Releasees from any and all claims Executive may have against them, except to the extent expressly provided otherwise herein; and
(vi)    In signing this Agreement, Executive does not rely on nor has he relied on any representation or statement, written or oral, not specifically set forth in this Agreement by Company or by any of Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
EXECUTIVE STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT INCLUDING THE RELEASE AND KNOWS AND UNDERSTANDS ITS CONTENTS AND THAT HE EXECUTES IT AS HIS FREE ACT AND DEED. EXECUTIVE ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT AND THE RELEASE HE IS GIVING UP RIGHTS HE OTHERWISE MAY HAVE. EXECUTIVE UNDERSTANDS THAT HE DOES NOT HAVE TO SIGN THIS AGREEMENT INCLUDING THE RELEASE.
6.    Other Benefits.
Nothing in this Agreement or the Release shall:

(a)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b)    affect Executive’s right (if any) to elect and (subject to Section 4(a)(ii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to COBRA; or

(c)    affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Effective Date and is unpaid, (ii) any reimbursable expenses that Executive has incurred before the Effective Date but are unpaid (subject to Company’s expense reimbursement policy) and (iii) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Effective Date.

7.    Confidentiality of Agreement Terms. Except as otherwise expressly provided in this Section 7, Executive agrees that this Agreement and the terms, conditions and amount of consideration set forth in this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (c) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax advisers; and (d) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by his spouse, attorneys or tax advisers to the same extent as if Executive had directly breached this Agreement.

8.    Restrictive Covenants.
(a)    Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)    “Business of Company” means services to (A) identify clients’ erroneous or improper payments to vendors and assist clients in the recovery of monies owed to clients as a result of overpayments and overlooked discounts, rebates, allowances and credits, (B) identify and assist clients in recovering amounts owed to them by other third parties, including amounts owed to clients due to non-compliance with applicable contracts, course of dealing or usual and customary terms, (C) assist clients in efforts to organize, manage and analyze their purchasing and payment data, and (D) assist clients in analyzing and managing vendor-related risks.

(ii)    “Confidential Information” means any information about Company or its subsidiaries and their employees, customers and/or suppliers which is not generally known outside of Company, which Executive learned in connection with Executive's employment with Company, and which would be useful to competitors or the disclosure of which would be damaging to Company or any subsidiary of Company. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which Company or any subsidiary of Company obtains products from its suppliers and sells services and products to customers; (C) the nature, origin, composition and development of Company's or any subsidiary’s services and products; and (D) the manner in which Company or any subsidiary of Company provides products and services to its customers.

(iii)    “Material Contact” shall mean the contact between Executive and each customer or potential customer of Company or any subsidiary of Company (i) with whom or which Executive dealt on behalf of Company or any subsidiary of Company; (ii) whose dealings with the Company or any subsidiary of Company were coordinated or supervised by Executive; (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s employment with the Company or any subsidiary of the Company; or (iv) who received products or services authorized by the Company or any subsidiary of Company, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the Effective Date.

(iv)    “Restricted Territory” means, and is limited to, the geographic area described in Exhibit A attached hereto. Executive acknowledges and agrees that this is a portion of the area in which Company and its subsidiaries does business at the time of the execution of this Agreement, and in which Executive had responsibility on behalf of Company.

(v)    “Trade Secrets” means Confidential Information of Company and its subsidiaries which meets the definition of a trade secret under applicable law.

(b)    Confidentiality.

(i)    Non-Disclosure. Executive agrees that, while employed by the Company and following the Effective Date, Executive will not, directly or indirectly, use, copy, disclose, distribute or otherwise make use of on his own behalf or on behalf of any other person or entity any Confidential Information or Trade Secret. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

(ii)    Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding, as long as Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(c)    Non-Competition. Executive agrees that, while employed by the Company and for a period of two (2) years following the Effective Date, Executive will not, either for himself or on behalf of any other person or entity, compete with the Business of Company within the Restricted Territory by performing activities which are the same as or similar to those performed by Executive for Company or Company’s subsidiaries.

(d)    Non-Solicitation of Customers. Executive agrees that, while employed by the Company and for a period of two (2) years following the Effective Date, Executive shall not, directly or indirectly, solicit any actual or prospective customers of Company or any subsidiary with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of Company.

(e)    Non-Recruitment of Employees or Contractors. Executive agrees that, while employed by the Company and for a period of two (2) years following the Effective Date, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of Company or any subsidiary with whom Executive had direct personal contact within the two (2) years prior to the Effective Date, to (i) terminate or lessen such employment or contract; or (ii) work for or provide services to any person or entity that competes with the Business of Company.

(f)    Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 8 hereof are reasonable as to time, scope and territory given Company’s and Company’s subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. For purposes of the covenants contained in (b) through (e) of this Section 8, Company shall refer also to Company's subsidiaries as applicable. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement. Executive acknowledges and agrees that the covenants contained in (b) through (e) of this Section 8 hereof replace and supersede the covenants contained in (b) through (e) of Section 9 of the Employment Agreement.

(g)    Specific Performance. Executive acknowledges and agrees that any breach of the provisions of this Section 8 by him will cause irreparable damage to Company or Company’s subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the provisions of this Section 8 by Executive. Additionally, notwithstanding the obligations within Section 12 of this Agreement regarding the exclusive jurisdiction of the United States District Court for the Northern District of Georgia and the State and Superior Courts of Cobb County, Georgia pertaining to actions arising out of this Agreement, and in addition to Company’s right to seek injunctive relief in any state or federal court located in Cobb County, Georgia, the Parties hereby acknowledge and agree that Company may seek specific performance and injunctive relief in any jurisdiction, court or forum applicable to Executive’s then current residency in order to prevent or to restrain any breach by Executive, or any and all of Executive’s partners, co-venturers, employers, employees, or agents, acting directly or indirectly on behalf of or with Executive, of any of the provisions of the restrictive covenants contained in this Section 8.

(h)    Protected Rights. Notwithstanding any other provision of the Agreement, Company and Executive acknowledge and agree that nothing in the Agreement shall prohibit Executive from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding. Executive further acknowledges that nothing herein limits Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to Company. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive made any such reports or disclosures or is assisting in any such investigation. Additionally, Executive (i) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (ii) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (ii) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.

9.    Return of all Property and Information of Company. Executive agrees to return all property of the Company and its subsidiaries by the Effective Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its subsidiaries or affiliates as well as all Company or subsidiary-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all information of Company and its subsidiaries from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.
10.    No Harassing or Disparaging Conduct. Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, nothing in this Section 10 is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.
11.    References. Following the Effective Date, Executive agrees to direct any third party seeking an employment reference to Company’s Chief Human Resources Officer and Company agrees to give any potential employers who inquire about Executive’s work history at Company a neutral reference consisting of Executive’s dates of employment, title and compensation. Company will not be responsible with respect to any references which are directed by Executive to anyone other than Company’s Chief Human Resources Officer.
12.    Construction of Agreement. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party.
13.    Venue for Disputes; Fees; No Defense. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys’ fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company’s subsidiaries or affiliates, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
14.    Severability. If a court determines that any provision of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification or void, voidable, invalid or inoperative, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.
15.    No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).
16.    Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
17.    Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
18.    No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
19.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns.
20.    Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.
21.    Nonqualified Deferred Compensation.
(a)    It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.

(b)    Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).

(c)    Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(d)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(e)    Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[signatures on following page]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year written below.

“Executive”

/s/ Michael Cochrane
Michael Cochrane

Date: 11/08/2019

“Company”

PRGX GLOBAL, INC.

By:    Victor A. Allums

Title:    Senior Vice President and General Counsel

Date: 11/08/2019

EXHIBIT A

RESTRICTED TERRITORY

“Restricted Territory” refers to all of the geographic areas described below, collectively.

I.	All of the following states in the U.S., collectively:

Arizona
Arkansas
California
Connecticut
Florida
Georgia
Idaho
Illinois
Indiana
Kansas
London Region
Massachusetts
Michigan
Minnesota
Missouri
Nebraska
Nevada
New Hampshire
New Jersey
New York
North Carolina
Ohio
Pennsylvania
Tennessee
Texas
Virginia
Washington
Wisconsin

AND

II.	All of the following areas in the referenced countries, collectively:

Buenos Aires, Argentina
Buenos Aires Province, Argentina
State of New South Wales, Australia
State of Victoria, Australia
State of Western Australia, Australia
Brussels-Capital Region, Belgium
State of Rio de Janeiro, Brazil
State of Rio Grande do Sul, Brazil
State of Sao Paulo, Brazil
Province of Alberta, Canada
Province of Nova Scotia, Canada
Province of Ontario, Canada
Province of Quebec, Canada
Province of Saskatchewan, Canada
Province of Guangdong, China
Hong Kong Special Administrative Region, China
Taiwan, China
Department of Cundinamarca, Colombia
Capital District, Colombia
Central Denmark Region, Denmark
East Midlands Region, England
East of England Region, England
London Region, England
North West Region, England
South East Region, England
Yorkshire and the Humber Region, England
Auvergne-Rhône-Alpes Region, France
Grand Est Regions, France
Hauts-de-France Region, France
Île-de-France Regions, France
Nouvelle-Aquitaine Regions, France
North Rhine-Westphalia State, Germany
Central Hungary Region, Hungary
Southern Great Plain Region, Hungary
State of Maharashtra, India
Province of Leinster, Ireland
Province of Munster, Ireland
State of Selangor, Malaysia
Federal Territory of Kuala Lumpur, Malaysia
State of Putrajaya, Malaysia
State of Nuevo Leon, Mexico
State of Mexico, Mexico
Mexico City, Mexico
State of Veracruz, Mexico
Auckland Region, New Zealand
Lisbon Metropolitan Area, Portugal
Norte Region, Portugal
Bratislava Region, Slovakia
Community of Madrid, Spain
Bern Canton, Switzerland
Thailand
Wales

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